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                                                                  Exhibit 10.22



                                 @Entertainment, Inc.


November 17, 1997



Mr. Samuel Chisholm
Mr. David Chance
2 Hyde Park Square
London WC2
United Kingdom

Dear Sam and David:

     I am pleased to offer to you positions as members of the Board of Directors of @Entertainment, Inc. ("the Company"). As we have discussed, I would also like to engage your services as consultants to the business of the Company in Poland ("the Territory"). The principle terms and conditions of your directors' and consultants' positions are set forth below.

     1. In your capacity as directors of the Company, the Company will pay to each of you the sum of US$5,000 per meeting for attendance at each of the five regular meetings of the Board of Directors and an additional US$5,000 to each of you for any special meetings of the Board. Board meetings will take place in London.

     2. The Company will make available to you options to purchase a total of 1,000,000 shares (500,000 shares each) of the Company's common stock at US$12 per share.

     3. The stock options will vest in two equal proportions on each of the first and second anniversaries of the Effective Date (see below).
          Your right to exercise these options shall not be affected by termination of your consultancy services; (same in the case of options which have not vested prior to termination), unless such termination is a result of your breach of the consultancy agreement.

     4. You will be appointed as consultants to the Company in respect of its business in the Territory with effect from 1st January 1998 (the "Effective


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November 17, 1997
Page 2

          Date"). The consultancy agreement shall continue for a period of two years. The consultancy agreement shall not be subject to cancellation by either party, except as a result of a breach of the consultancy agreement by the other party, which is not remedied within 30 days of a notice from the non-breaching party requiring that such breach be remedied.

     5. In your capacity as consultants to the Company, the Company will pay a per diem fee of US$10,000 per Consultancy Day based on a minimum on average over each 12 month period, of 4 days per month. (A Consultancy Day shall be a single day of at least seven hours during which one Consultant provides services to the Company, so that a single day on which both of you provide your services will count as two days towards the minimum of four per month). The consultants shall decide between themselves which of them will provide the services on which of the four days per month. Extra days in any months on which services are provided will carry the same per diem fees.

     6. All reasonable expenses incurred by you in the discharge of your responsibilities either as directors or consultants shall be for the account of the Company, including, without limitation, office accommodations situated in Central London.

     7. The Company will pay your consultancy fees monthly within 30 days of the end of the month to which such invoices relates, and will at the same time reimburse you for all expenses incurred in the provision of your services during the same month. All fees set out in this agreement are exclusive of VAT.

     8.   Your services will be provided from London England.

     9.   Any travel overseas will be subject to your agreement.

     10. Either of you may transfer your rights and obligations into a limited company or companies owned by either or both of you and in such event, subject to your entry into an [text illegible] an inducement letter agreement to abide by the terms of this letter, your rights and obligations under this letter shall be wholly transferred into such company/companies.


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November 17, 1997
Page 3


     11. Your consultancy services shall be provided on a nonexclusive basis and you shall each be free to provide services to third parties. In particular you may each provide your services to BSkyB and group companies and to BskyB's shareholders whether or not those companies carry on business in the Territory in competition with the Company and in the event that any conflict exists between the provision of your services thereunder and the services provided by either of you to such person, then the consultant affected by each conflict may decline from providing consultancy services to the Company on the matters giving rise to such conflict.

          In the event that either of you choose to so terminate the provision of your consultancy services you agree that you will simultaneously resign from the Board of Directors.

     12. You agree, in the provision of your consultancy services, and thereafter to keep confidential all confidential information about the Company and its business which is disclosed to you in carrying out your services (other than information in the public domain other than through breach of this provision).

     13. This agreement is personal to the parties and may not be assigned by any of the orders without the comment of the others (save as provided in Clause 10 above).

     14. Without prejudice to the rights and remedies of either party for breach of contract the Company may terminate the Agreement if you [text illegible] a breach of this agreement or fail to provide consultancy services hereunder and you may terminate if the Company commits a breach of the obligations.


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November 17, 1997
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     The remaining terms and conditions of your consultancy relationship would be set forth in a materially acceptable consulting agreement. Until then the terms of this letter agreement shall apply.

     Please sign below to signify your acceptance of the above terms of appointment.

                                   Yours sincerely,


                                   /s/ Robert E. Fowler, III
                                   -------------------------
                                   Robert E. Fowler, III
                                   Chief Executive Officer


ACCEPTED AND AGREED


/s/Sam Chisholm
---------------------------------
Sam Chisholm


ACCEPTED AND AGREED


/s/David Chance
---------------------------------
David Chance